CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated on May 17, 2023 the financial statements of Reostar Energy Corp. as of December 31, 2022, and for the years then ended, included in the Form 1-K Annual Report. We acknowledge that any financial statement figures are materially correct based on our audit work performed. We also consent to application of such report to the financial information in the 1-K annual report, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

May 17, 2023

PCAOB #6778